As filed with the Securities and Exchange Commission on February 3, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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PEAPACK-GLADSTONE FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
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New Jersey	22-3537895
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

158 Route 206 North
Gladstone, New Jersey 07934
(908) 234-0700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

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Frank A. Kissel, Chairman and Chief Executive Officer
158 Route 206 North
Gladstone, New Jersey 07934
(908) 234-0700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Ronald H. Janis, Esq.
Randy K. Rutherford, Esq.
Day Pitney LLP
P.O. Box 1945
Morristown, NJ 07962
(973) 966-6300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer [ ]	Accelerated Filer [x]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
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CALCULATION OF REGISTRATION FEE

		PROPOSED		PROPOSED
TITLE OF EACH		MAXIMUM		MAXIMUM		AMOUNT OF
CLASS OF SECURITIES	AMOUNT TO BE	OFFERING PRICE		AGGREGATE		REGISTRATION
TO BE REGISTERED	REGISTERED	PER SHARE		OFFERING PRICE		FEE

Fixed Rate Cumulative	28,685 shares	$1,000	(1)	$28,685,000	(1)	$1,127.32
Perpetual Preferred Stock,
Series A, no par value

Warrant to Purchase	143,139 shares(2)	$30.06	(3)	$4,302,758.34	(3)	$169.10
Common Stock, and
Underlying Shares of
Common Stock,
no par value

Total:				$32,987,758.34		$1,296.42

(1)	Calculated in accordance with Rule 457(a).

(2)
In addition to the Fixed Rate Cumulative Perpertual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 143,139 shares of common stock with an initial per share exercise price of $30.06 per share, (b) the 143,139 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $30.06.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED February 3, 2009

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PROSPECTUS
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PEAPACK-GLADSTONE FINANCIAL CORPORATION

Fixed Rate Cumulative Perpetual Preferred Stock, Series A, No Par Value

Warrant to Purchase 143,139 Shares of Common Stock, No Par Value

143,139 Shares of Common Stock, No Par Value

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or senior preferred stock, a warrant to purchase 143,139 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the shares of senior preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  The senior preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated January 9, 2009, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The senior preferred stock is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the senior preferred stock on any exchange.

The common stock of Peapack-Gladstone is listed on the NASDAQ Global Select Market under the symbol “PGC”.  On February 2, 2009, the closing price for the common stock was $24.15 per share.

Investing in our securities involves risks.  You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 2 of this prospectus.

______________________________________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS

TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY.

_______________________________________________________________________

Our principal executive offices are located at 158 Route 206 North, Gladstone, New Jersey 07934 and our telephone number is (908) 234-0700.

The date of this prospectus is February 3, 2009.

ABOUT THIS PROSPECTUS

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Peapack-Gladstone Financial Corporation,” “Peapack-Gladstone” or the “Corporation” as used in this prospectus refer to Peapack-Gladstone Financial Corporation and its subsidiaries including Peapack-Gladstone Bank.  The term the “Bank” as used in this prospectus refers to Peapack-Gladstone Bank.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully.  In particular, we incorporate important business and financial information into this prospectus by reference.

Peapack-Gladstone Financial Corporation is a bank holding company registered under the Bank  Holding Company Act of 1956, as amended. The Corporation was organized under the laws of the State of New Jersey in August 1997, by the Board of Directors of Peapack-Gladstone Bank, its principal subsidiary, to become a holding company for the Bank. The Bank is a state-chartered commercial bank founded in 1921 under the laws of the State of New Jersey.  The Bank is a member of the Federal Reserve  System.  The Bank offers financial services through 22 full-service banking offices and one mini-branch.  The Bank maintains nine branches and one auxiliary office in Somerset County, eight in Morris County,  three in Hunterdon County, one in Middlesex County and one in Union County.

On January 9, 2009, Peapack-Gladstone entered into a Letter Agreement and a Securities Purchase Agreement – Standard Terms with the Treasury, pursuant to which Peapack-Gladstone agreed to issue and sell, and the Treasury agreed to purchase, (i) 28,685 shares of Peapack-Gladstone’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 143,139 shares of Peapack-Gladstone’s common stock, no par value, at an initial exercise price of $30.06 per share.  The warrant was immediately exercisable upon its issuance and will expire on January 9, 2019.

We are registering the shares of the senior preferred stock and the warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of Peapack-Gladstone common stock to be issued upon the exercise of the warrant.  We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.

The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

	Nine months ended	Years ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Excluding interest on deposits	14.0x	14.8x	3.6x	7.3x	15.2x	21.4x
Including interest on deposits	1.8x	1.5x	1.4x	1.9x	2.9x	2.8x

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

The common stock of Peapack-Gladstone is listed on the NASDAQ Global Select Market under the symbol “PGC”.  Our principal executive offices are located at 158 Route 206 North, Gladstone, New Jersey 07934 and our telephone number is (908) 234-0700.

RISK FACTORS

An investment in Peapack-Gladstone securities involves risks.  The material risks and uncertainties that management believes affect Peapack-Gladstone are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus.  The risks and uncertainties described below are not the only ones facing Peapack-Gladstone.  Additional risks and uncertainties that management is not aware of or that management currently believes are immaterial may also impair Peapack-Gladstone’s business operations.  This prospectus is qualified in its entirety by these risk factors.

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the latter half of 2007 and the year of 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2009. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years.  As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions.  Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Substantially all of our business is with customers located within Morris, Somerset, Middlesex, Union and Hunterdon Counties and contiguous counties. Generally, we make loans to small to mid-sized  businesses,  most of whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities.  Adverse economic and business  conditions in our market area could reduce our growth rate, affect our borrowers' ability to repay their loans and, consequently, adversely affect our financial condition and performance.  Further, we place substantial reliance on real estate as collateral for our loan portfolio.  A sharp downturn in real estate values in our market area could leave many of our loans under-secured. If we are required to liquidate the  collateral to satisfy the debt securing a loan during a period of reduced real estate values, our earnings could be adversely affected.

Changes in interest rates may adversely affect our earnings and financial condition.

Our net income depends primarily upon our net interest income. Net interest income is the difference between interest income earned on loans, investments and other interest-earning assets and the interest expense incurred on deposits and borrowed funds.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. When interest-

bearing liabilities mature or reprice more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce our net interest income. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets.

We may not be able to continue to grow our business, which may adversely impact our results of operations.

Our business strategy calls for continued expansion. Our ability to continue to grow depends, in  part, upon our ability to open new branch locations, successfully attract deposits to existing and new branches, and identify favorable loan and investment opportunities. In the event that we do not continue to grow, our results of operations could be adversely impacted.

We may not be able to manage our growth, which may adversely impact our financial results.

As part of our expansion strategy, we plan to open new branches in our existing and target markets.  However, we may be unable to identify attractive locations on terms favorable to us or to hire  qualified management to operate the new branches. In addition, the organizational and overhead costs may be greater than we anticipated or we may not be able to obtain the regulatory approvals necessary to open new branches.  New branches may take longer than expected to reach profitability, and we cannot assure that they will become profitable. The additional costs of starting new branches may adversely  impact our financial results.

Our ability to manage growth successfully will depend on whether we can continue to fund this growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as  national and regional economic conditions and interest rate trends.  If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.

The Corporation is required by federal regulatory authorities to maintain adequate levels of capital to support its operations.  The Corporation may at some point need to raise additional capital to support continued  growth.  The Corporation's ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the Corporation's control, and on its  financial performance.  Accordingly, the Corporation cannot assure you of its ability to raise additional  capital if needed or on terms acceptable to the Corporation.  If the Corporation cannot raise additional  capital when needed, the ability to further expand its operations could be materially impaired.

Our exposure to credit risk could adversely affect our earnings and financial condition.

There are certain risks inherent in making loans.  These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from  uncertainties about the future value of the collateral.

If our allowance for loan losses were not sufficient to cover actual loan losses, our earnings would decrease.

We maintain an allowance for loan losses based on, among other things, national and regional economic conditions, and historical loss experience and delinquency trends among loan types.  However,  we cannot predict loan losses with certainty and we cannot assure you that charge-offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their  examination process, review our allowance for loan losses and may require additions to the allowance  based on their judgment about information available to them at the time of their examination.  Factors  that require an increase in our allowance for loan losses could reduce our earnings.

Continuing declines in the fair value of securities may require classification to other-than-temporary impaired status.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses and results in a new cost basis being established.  In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost; the financial condition and near-term prospects of the issuer; and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Securities are evaluated on at least a quarterly basis to determine whether a decline in their value is other-than-temporary.  To determine whether a loss in value is other-than-temporary, Management utilizes criteria such as the reasons underlying the decline, the magnitude and the duration of the decline and the intent and ability of the Corporation to retain its investment in the security for a period of time sufficient to allow for an anticipated recovery in the fair value.  “Other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value are not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.  Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Competition from other financial institutions in originating loans and attracting deposits may adversely affect our profitability.

We face substantial competition in originating loans.  This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, and more accessible branch office locations.

In attracting deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment  alternatives, including money market funds. Many of our competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more branch  locations.  These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary  for lending operations and increase our cost of funds.

We also compete with non-bank providers of financial services, such as brokerage firms,   consumer finance companies, insurance companies and governmental organizations, which may offer  more favorable terms.  Some of our non-bank competitors are not subject to the same extensive  regulations that govern our operations.  As a result, such non-bank competitors may have advantages over us in providing certain products and services. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our earnings and financial condition.

Government regulation significantly affects our business.

The banking industry is extensively regulated.  Banking regulations are intended primarily to protect depositors, and the FDIC deposit insurance funds, not the shareholders of the Corporation. We are subject to regulation and supervision by the New Jersey Department of Banking and Insurance and the Federal Reserve Bank. Regulatory requirements affect our lending practices, capital structure, investment  practices, dividend policy and growth. The bank regulatory agencies possess broad authority to prevent or remedy unsafe or unsound practices or violations of law. We are subject to various regulatory capital  requirements, which involve both quantitative measures of our assets and liabilities and qualitative  judgments by regulators regarding risks and other factors.  Failure to meet minimum capital requirements  or comply with other regulations could result in actions by regulators that could adversely affect our ability to pay dividends or otherwise adversely impact operations. In addition, changes in laws,  regulations and regulatory practices affecting the banking industry may limit the manner in which we conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and achieve satisfactory spreads and impose additional costs on us.

The Bank is also subject to a number of federal laws, which, among other things, require it to lend to various sectors of the economy and population, and establish and maintain comprehensive programs relating to anti-money laundering and customer identification.  The Bank's compliance with these laws will be considered by the federal banking regulators when reviewing bank merger and bank holding company acquisitions or commence new activities or make new investment in reliance on the  Gramm-Leach-Bliley Act.  As a public company, we are also subject to the corporate governance  standards set forth in the Sarbanes-Oxley Act of 2002, as well as any rules or regulations promulgated by the Securities and Exchange Commission or the NASDAQ Stock Market.

The price of our common stock may fluctuate.

The price of our common stock on the NASDAQ Global Select Market constantly changes and recently, given the uncertainty in the financial markets, has fluctuated widely. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly fluctuations in our operating and financial results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	events negatively impacting the financial services industry which result in a general decline in the market valuation of our common stock;

•	announcements of material developments affecting our operations or our dividend policy;

•	future sales of our equity securities;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	general domestic economic and market conditions.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations, and industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of our operating results.

We are subject to liquidity risk.

Liquidity risk is the potential that we will be unable to meet our obligations as they become due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates.

Our preferred shares impact net income available to our common stockholders and our earnings per share.

As long as there are senior preferred shares outstanding, no dividends may be paid on our common stock unless all dividends on the senior preferred shares have been paid in full.  The dividends declared on our fixed rate preferred shares will reduce the net income available to common shareholders and our earnings per common share.  Additionally, warrants to purchase Peapack-Gladstone common stock issued to the Treasury, in conjunction with the preferred shares, may be dilutive to our earnings per share.  The senior preferred shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Corporation.

The holders of the Corporation's common stock are entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation out of funds legally available. Although we have historically declared cash dividends on our common stock, we are not required to do so and our Board of Directors may reduce or eliminate our common stock dividend in the future.  This could adversely affect the market price of our common stock.

We are prohibited by statute from paying dividends when the Corporation is insolvent. Since the principal source of income for the Corporation will be dividends on Bank common stock paid to the Corporation by the Bank, the Corporation's ability to pay dividends to its shareholders will depend on  whether the Bank pays dividends to it.  As a practical matter, restrictions on the ability of the Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by the Corporation.  As a New Jersey-chartered commercial bank, the Bank is subject to the restrictions on the payment of dividends contained in the New Jersey Banking Act of 1948, as amended.  Under the Banking Act, the Bank may pay dividends only out of retained earnings, and out of surplus to the extent that  surplus exceeds 50% of stated capital. The Corporation is also subject to FRB policies, which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment that would reduce a holding company's capital below these minimum amounts.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We may lose lower-cost funding sources.

Checking, savings, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.  If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income.

There may be changes in accounting policies or accounting standards.

Our accounting policies are fundamental to understanding our financial results and condition.  Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results.  We identified our accounting policies regarding the allowance for loan losses, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain.  Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards that govern the form and content of our external financial statements.  In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and our independent auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied.  Changes in financial accounting and reporting standards and changes in current interpretations may be beyond our control, can be hard to predict and could materially impact how we report our financial results and condition.  In certain cases, we could be required to apply a new or revised standard retroactively or apply an existing standard differently (also retroactively) which may result in our restating prior period financial statements in material amounts.

We encounter continuous technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services.  The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs.  Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations.  Many of our competitors have substantially greater resources to invest in technological improvements.  We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.  Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

We are subject to operational risk.

We face the risk that the design of our controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information.  Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures.  Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.  Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

We may also be subject to disruptions of our systems arising from events that are wholly or partially beyond our control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability.  We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate.

Our performance is largely dependent on the talents and efforts of highly skilled individuals.  There is intense competition in the financial services industry for qualified employees.  In addition, we face increasing competition with businesses outside the financial services industry for the most highly skilled individuals.  Our business operations could be adversely affected if we were unable to attract new employees and retain and motivate our existing employees.

There may be claims and litigation pertaining to fiduciary responsibility.

From time to time as part of the Corporation’s normal course of business, customers make claims and take legal action against the Corporation based on its actions or inactions.  If such claims and legal actions are not resolved in a manner favorable to the Corporation, they may result in financial liability and/or adversely affect the market perception of the Corporation and its products and services.  This may also impact customer demand for the Corporation’s products and services.  Any financial liability or reputation damage could have a material adverse effect on the Corporation’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Peapack-Gladstone.  These statements are not historical facts and include expressions about Peapack-Gladstone’s:

•	confidence;

•	strategies and expressions about earnings;

•	new and existing programs and products;

•	relationships;

•	opportunities;

•	technology; and

•	market conditions.

You may identify these statements by looking for:

•	forward-looking terminology, like “expect,” “believe” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties.  Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	classification of securities to other-than-temporary impaired status;

•	decline in real estate values in New Jersey;

•	unanticipated costs in connection with new branch openings;

•	deep declines in the direction of the economy in New Jersey;

•	effectiveness of the Corporation’s balance sheet restructuring initiative;

•	unexpected changes in interest rates;

•	inability to manage growth in commercial loans;

•	unexpected high loan prepayment volume;

•	unanticipated exposure to credit risks;

•	insufficient allowance for loan losses;

•	competition from other financial institutions;

•	adverse effects of government regulation or different than anticipated effects from existing regulations;

•	decline in the levels of loan quality and origination volume;

•	decline in trust assets or deposits; and

•	the uncertain credit environment in which the Corporation operates.

Peapack-Gladstone assumes no obligation for updating its forward-looking statements at any time.

INFORMATION ABOUT PEAPACK-GLADSTONE

Peapack-Gladstone Financial Corporation is a bank holding company registered under the Bank  Holding Company Act of 1956, as amended.  The Corporation was organized under the laws of the State of New Jersey in August 1997, by the Board of Directors of Peapack-Gladstone Bank, its principal subsidiary, to become a holding company for the Bank. The Bank is a state-chartered commercial bank founded in 1921 under the laws of the State of New Jersey. The Bank is a member of the Federal Reserve  System.  The Bank offers financial services through 22 full-service banking offices and one mini-branch. The Bank maintains nine branches and one auxiliary office in Somerset County, eight in Morris County, three in Hunterdon County, one in Middlesex County and one in Union County.

The Bank is primarily dedicated to providing quality, personalized financial, trust and investment services to individuals and small businesses. Commercial loan customers of the Bank are business people,  including merchants, architects, doctors, dentists, attorneys and building contractors as well as various  service firms and other local retailers. Most forms of commercial lending are offered, including working capital lines of credit, term loans for fixed asset acquisitions, commercial mortgages and other forms of asset-based financing.

In addition to commercial lending activities, the Bank offers a wide range of consumer banking  services, including: checking and savings accounts, money market and interest-bearing checking  accounts, certificates of deposit, and individual retirement accounts held in certificates of deposit.  The Bank also offers residential and construction mortgages, home equity lines of credit and other second mortgage loans.  For children, the Bank offers a special pony club savings account. New Jersey Consumer Checking Accounts are offered to low income customers.  In addition, the Bank provides foreign and  domestic travelers' checks, cashier's checks and wire transfers.  Automated teller machines are available at 23 locations.  Via the automatic teller machine access card issued by the Bank, customers may pay for  commodities at point-of-sale merchant locations.  Internet banking is available to customers including an on-line bill payment option. The Corporation has no foreign operations.

The Bank has a Trust and Investment Department, PGB Trust and Investments, which offers personal investment management services, personal trust administration services, estate settlement,  income tax services, custodial services and other financial planning services.  Since its inception in 1972, market value of trust assets have increased to almost $1.80 billion.

The Bank's principal market for its deposit gathering activities includes Somerset, Morris,  Hunterdon, Middlesex and Union Counties.  The area is composed of upper-income single-family homes, moderate-income properties, some low-income housing and several large corporate campuses.  There are numerous small retail businesses in each of the towns as well as offices for various professionals, i.e. attorneys,  architects, interior decorators, physicians, etc. A portion of the market area is bisected by Interstate Highways 287 and 78 where numerous corporate offices have relocated over the past 25 years.

The Bank has expanded its service areas from one office in 1968 to the present 22 full-service  banking locations and one mini-branch location by steadily opening new branches. All of the  communities that the Bank serves are demographically similar and contiguous to the main office.

As of September 30, 2008, Peapack-Gladstone had:

•	consolidated assets of $1.37 billion;

•	total deposits of $1.16 billion;

•	total loans of $1.04 billion; and

•	total shareholders’ equity of $105.85 million.

Peapack-Gladstone’s principal executive offices and telephone number are:

158 Route 206 North
Gladstone, New Jersey 07934
(908) 234-0700

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Peapack-Gladstone presently consists of 20,000,000 shares of common stock and 500,000 shares of preferred stock, 28,685 shares of which have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  As of February 2, 2009, 8,294,260 shares of Peapack-Gladstone common stock and 28,685 shares of preferred stock were outstanding.

The following is merely a summary of the terms of Peapack-Gladstone’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended, including the Certificates of Amendment with respect to the preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Peapack-Gladstone is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act.

Common Stock

The following description of Peapack-Gladstone common stock contains certain general terms of Peapack-Gladstone common stock.

Dividend Rights

The holders of Peapack-Gladstone common stock are entitled to receive dividends, when, as and if declared by the Board of Directors of Peapack-Gladstone out of funds legally available.  Such dividends may not be paid when Peapack-Gladstone is insolvent.  Because funds for the payment of dividends by Peapack-Gladstone come primarily from the earnings of Peapack-Gladstone’s bank subsidiaries, as a practical matter, restrictions on the ability of those bank subsidiaries to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Peapack-Gladstone.

Peapack-Gladstone is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends.  The FRB policies require, among other things, that a bank holding company maintain a minimum capital base.  The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company’s capital below such minimum amount.

The dividend rights of holders of Peapack-Gladstone common stock are qualified and subject to the dividend rights of holders of Peapack-Gladstone preferred stock described below.

Voting Rights

At meetings of shareholders, holders of Peapack-Gladstone common stock are entitled to one vote per share.  The quorum for shareholders’ meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy.  Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Peapack-Gladstone common stock at a meeting at which a quorum is present.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Peapack-Gladstone, holders of Peapack-Gladstone common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of the holders of Peapack-Gladstone preferred stock described below.

Assessment and Redemption

All outstanding shares of Peapack-Gladstone common stock are fully paid and non-assessable.  Peapack-Gladstone common stock is not redeemable at the option of the issuer or the holders thereof.

Preemptive and Conversion Rights

Holders of Peapack-Gladstone common stock do not have conversion rights or preemptive rights with respect to any securities of Peapack-Gladstone.

Listing

Peapack-Gladstone common stock is listed on the NASDAQ Global Select Market under the symbol “PGC”, and is registered with the SEC under Section 12(b) of the Exchange Act.

Transfer Agent

Registrar and Transfer Company is the transfer agent for Peapack-Gladstone.

Anti-Takeover Provisions

Provisions of our certificate of incorporation may have anti-takeover effects.  These provisions may discourage attempts by others to acquire control of the Corporation without negotiation with our Board of Directors.  The effect of these provisions is discussed briefly below.

Authorized Stock

The shares of our common stock authorized by our certificate of incorporation but not issued provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote.  Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of the Corporation.  For a further discussion, see “Anti-Takeover Provisions – Blank Check Preferred Stock” below.

“Blank Check” Preferred Stock

The remaining 471,315 unissued shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the Board of Directors of a corporation.  Except in limited circumstances, Peapack-Gladstone’s certificate of incorporation authorizes the Peapack-Gladstone Board of Directors to issue new shares of Peapack-Gladstone preferred stock without further shareholder action.

Peapack-Gladstone’s certificate of incorporation gives the Board of Directors authority at any time to issue one or more classes or series of preferred stock for such consideration as the Board of Directors may fix.  The Board of Directors also has the authority to determine:

•
the distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased from time to time by action of the Board of Directors;

•	the dividend rate on the shares of the class or series, whether dividends will be cumulative, and if so, from what date or dates;

•	the price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

•
whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions thereof;

•	whether or not the shares of the class or series will be convertible into or exchangeable for other shares of stock of the Corporation, and if so, the terms thereof;

•	the rights of the shares of the class or series in the event of liquidation, dissolution or winding up of the Corporation; and

•	the relative rights, preferences and limitations of any class or series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of Peapack-Gladstone common stock will not have preemptive rights with respect to any newly issued stock.  The Board of Directors of Peapack-Gladstone could adversely affect the voting power of holders of Peapack-Gladstone stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of Peapack-Gladstone that the Board of Directors does not believe to be in the best interests of its shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.  The Board of Directors of Peapack-Gladstone has not approved any plan to issue preferred stock for this purpose.  The Peapack-Gladstone Board of Directors does not intend to issue any preferred stock except on terms that the Board deems to be in the best interests of Peapack-Gladstone and its shareholders.

Shareholder Vote on Certain Transactions

If any corporation, banking institution, person or entity is either (a) the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of any class of stock of Peapack-Gladstone entitled to vote in the election of directors or the assignee of, or otherwise the successor to, any shares of such stock of Peapack-Gladstone from a corporation, banking institution, person or entity which within the two-year period immediately prior to such record date was a more than 5% beneficial owner (where any such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of that term under the Securities Act of 1933, as amended); or (b) is an affiliate (as defined in the Securities and Exchange Act of 1934) of Peapack-Gladstone and at any time within the two-year period immediately prior to such record date was the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of any class of stock of Peapack-Gladstone entitled to vote in the election of directors and engages in any of the following transactions, the transaction is subject to approval by the affirmative vote of 80% of the shareholders of Peapack-Gladstone entitled to vote in the election of directors.  These transactions include: (i) any merger or consolidation of Peapack-Gladstone with or into any other corporation, banking institution, person or entity; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) of assets or of the deposit liabilities of Peapack-Gladstone which, in the case of either assets or of deposit liabilities, total 10% or more of the value of the assets or of the deposit liabilities of the corporation on a consolidated basis to any other corporation, banking  institution, person or entity; or (iii) any sale, lease, exchange, mortgage pledge, transfer or other disposition (in one transaction or a series of transactions) to Peapack-Gladstone of any assets of any other corporation, banking institution, person or entity in exchange for voting securities (or securities convertible into or exchangeable for voting securities or any options, warrants or rights to purchase any of the same) of the bank constituting (after giving effect to any conversion, exchange or right) 5% or more of the outstanding voting securities of Peapack-Gladstone; or (iv) any reclassification of securities, or recapitalization of Peapack-Gladstone proposed by, on behalf of or pursuant to any arrangement with any other corporation, banking institution,  person or entity which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of Peapack-Gladstone of which that other corporation, banking institution, person or entity is the beneficial owner; or (v) the issuance (in one transaction or a series of transactions) to any other corporation, banking institution, person or entity, of voting securities (or securities convertible into or exchangeable for voting securities or any options, warrants or rights to purchase any of the same) of Peapack-Gladstone constituting (after giving effect to any conversion, exchange or right) 5% or more of the  outstanding voting securities of Peapack-Gladstone; or (vi) the adoption of any plan or proposal for the liquidation or dissolution of Peapack-Gladstone proposed by, on behalf of or pursuant to any arrangement with any other corporation, banking institution, person or entity.

In any of the above transactions, the affirmative vote of 80% of the shareholders of Peapack-Gladstone entitled to vote in the  election of directors is not required if (i) at least two-thirds of the Board of Directors approved the transaction prior to the time that the entity or affiliate became the beneficial owner of more than 5% of the outstanding shares of any class of stock entitled to vote in the election of directors; (ii) the transaction is a merger, consolidation, or disposition to any other banking institution or corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by Peapack-Gladstone and its subsidiaries and so long as, if Peapack-Gladstone is not the surviving banking institution, each beneficial owner of shares of stock of Peapack-Gladstone receives the same type of consideration in such transaction and the provisions of this rule are continued in effect or adopted by such surviving banking institution as part of its certificate of incorporation; or (iii) the transaction is required or ordered by any federal or state regulatory agency; provided the Board of Directors referred to in (i) of this  paragraph passing upon such transaction shall be comprised of a majority of continuing directors, i.e.,  members of such Board who were elected by the stockholders of the Corporation prior to that time, that any such stockholder became the beneficial owner, directly or indirectly, of more than 5% of any class of the stock of the Corporation entitled to vote in elections of directors, or who were appointed to succeed a continuing director by a majority of continuing directors.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

The following description of Peapack-Gladstone preferred stock describes certain general terms of Peapack-Gladstone’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  Twenty-eight thousand six hundred and eighty-five of these shares of preferred stock have been authorized, and all shares of the senior preferred stock were issued as of January 9, 2009.  These senior preferred shares have no maturity date.  The remaining 471,315 shares of preferred stock remain unissued blank check preferred stock.

Dividend & Repurchase Rights

The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, is senior to our common stock and will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, January 9, 2014, and thereafter at a rate of 9% per annum.  Dividends will be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year.  Unpaid dividends are compounded (i.e. dividends are paid on the amount of unpaid dividends).

As long as the senior preferred shares are outstanding, Peapack-Gladstone would not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred shares, unless all dividends on the senior preferred shares have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury's investment or the date on which the Treasury has transferred all of the senior preferred stock to unaffiliated third parties or such stock is redeemed in full, Peapack-Gladstone may not, without the consent of the Treasury, increase the amount of cash dividend on its common stock.  The Treasury’s consent is not required where dividends on common stock are payable solely in shares of Peapack-Gladstone common stock.

The Treasury’s consent will be required for any repurchase of Peapack-Gladstone common stock or other capital stock or other equity securities of Peapack-Gladstone, or any trust preferred securities, other than repurchases of the senior preferred shares and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For as long as the Treasury continues to own any senior preferred shares, Peapack-Gladstone may not repurchase any senior preferred shares from any other holder of such shares unless it offers to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Conversion

Holders of the senior preferred shares have no right to exchange or convert such shares into any other securities of Peapack-Gladstone.

Voting Rights

The senior preferred shares are non-voting shares, other than class voting rights granted under New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred shares; (ii) any amendment to the rights of the senior preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred shares.  If dividends on the senior preferred shares as described above are not paid in full for six dividend periods, whether or not consecutive, the senior preferred shareholders would have the right to elect two directors. The right to elect directors would cease when all unpaid dividends (including compounded dividends) have been paid in full.

Liquidation Rights

The senior preferred shares have a liquidation preference of $1,000 per share.  In the event of liquidation, dissolution or winding up of Peapack-Gladstone, holders of the Peapack-Gladstone preferred stock are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends, before any distribution of assets or proceeds is made to the holders of Peapack-Gladstone common stock.

Redemption

Peapack-Gladstone may redeem the senior preferred shares three years after the date of the Treasury’s investment, or earlier if it raises in an equity offering net proceeds equal to the amount of the senior preferred shares to be redeemed.  It must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year.  The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the senior preferred shares up to, but excluding, the date fixed for redemption.

Other Matters

The senior preferred shares are freely transferable.  The senior preferred shares are not subject to any mandatory redemption, sinking fund or other similar provisions.

DESCRIPTION OF WARRANT

On January 9, 2009, Peapack-Gladstone issued and sold to the Treasury a ten-year warrant to purchase up to 143,139 shares of Peapack-Gladstone common stock, no par value, in addition to the 28,685 shares of Peapack-Gladstone Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The warrant was immediately exercisable by the holder and will expire on January 9, 2019.  The warrant may be exercised in whole or in part.

The exercise price of the warrant is $30.06 per share, determined by reference to the market price of the Peapack-Gladstone common stock on the date of the Treasury’s approval of Peapack-Gladstone’s application to sell to the Treasury the senior preferred shares (calculated on a 20-day trailing average).

Exercise of Warrant

Without the consent of both Peapack-Gladstone and the warrantholder, the warrant may only be exercised on a net basis.  Therefore, the holder does not pay the exercise price but instead authorizes Peapack-Gladstone to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price.  To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to Peapack-Gladstone.

Rights of Warrantholder

A holder of the warrant as such is not entitled to vote or exercise any of the rights as a stockholder of Peapack-Gladstone until such time as such warrant has been duly exercised.

Transferability of Warrant

The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to the office or agency of Peapack-Gladstone.  Thereafter, a new warrant registered in the name of the designated transferee or transferees will be made and delivered by Peapack-Gladstone.

Share Adjustment

The warrant contains provisions that will adjust the number of shares purchasable upon exercise of the warrant proportionally to reflect any share dividend or other distribution, share subdivision, combination or reclassification which affects holders of record of Peapack-Gladstone common stock as of any date on or after the issuance date of the warrant.  In the event of any merger, consolidation, or other business combination to which Peapack-Gladstone is a party, the warrantholder’s right to receive shares of common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.

If Peapack-Gladstone raises equity capital on or before December 31, 2009 in aggregate gross proceeds of not less than 100% of the issue price of the senior preferred shares sold to the Treasury and if the Treasury is still the holder of the warrant, then the number of shares of Peapack-Gladstone common stock underlying the warrant will be reduced by one half.

The foregoing is merely a summary of the terms of the warrant. This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

USE OF PROCEEDS

This prospectus relates to the securities that may be offered and sold from time to time by the selling securityholders who will receive all of the proceeds from the sale of the shares. Peapack-Gladstone will not receive any of the proceeds from the sales of securities by the selling securityholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the securities will be paid by Peapack-Gladstone. The selling securityholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling securityholders, and share transfer and other taxes attributable to the sale of the securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our senior preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods.  Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above.  The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

Consolidated Ratios of Earnings to Fixed Charges

	Nine months ended	Years ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Excluding interest on deposits	14.0x	14.8x	3.6x	7.3x	15.2x	21.4x
Including interest on deposits	1.8x	1.5x	1.4x	1.9x	2.9x	2.8x

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the senior preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the senior preferred stock on any securities exchange or for inclusion of the senior preferred stock in any automated quotation system unless requested by the initial selling shareholder.  No assurance can be given as to the liquidity of the trading market, if any, for the senior preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On January 9, 2009, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•	28,685 shares of senior preferred stock, representing beneficial ownership of 100% of the shares of senior preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 143,139 shares of our common stock; and

•
143,139 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 1.73% of our common stock outstanding as of February 2, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities of the Corporation offered hereby has been passed upon for the Corporation by Day Pitney LLP, Morristown, New Jersey.

EXPERTS

The consolidated financial statements of Peapack-Gladstone as of December 31, 2007 and for the year ended December 31, 2007, appearing in Peapack-Gladstone's Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Peapack-Gladstone’s internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Peapack-Gladstone as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, appearing in Peapack-Gladstone's Annual Report (Form 10-K) for the year ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  For further information on Peapack-Gladstone and the securities, you should refer to our registration statement and its exhibits.  As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus.  Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.  We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

We also file reports, proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  You may also inspect our SEC reports and other information at the offices of The NASDAQ Stock Market at One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•	Current Reports filed on Form 8-K dated January 11, 2008, August 13, 2008, January 6, 2009, and January 12, 2009;

•	The definitive proxy statements for our 2008 annual meeting of shareholders and our special meeting of shareholders; and

•	The description of the common stock which is contained in Peapack-Gladstone’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only.  Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Peapack-Gladstone Financial Corporation
158 Route 206 North
Gladstone, New Jersey 07934
Attention:  Corporate Secretary
Telephone:  (908) 234-0700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the approximate expenses payable by Peapack-Gladstone in connection with the sale of the securities being registered:

Registration Statement filing fee	$1,296.42
Printing expenses	909.50
Legal fees and expenses	31,052.10
Accounting fees and expenses	20,000.00
Total	$42,205.92

Item 15.  Indemnification of Directors and Officers

(a)           Limitation of Liability of Directors and Officers.  Article VI of the Corporation’s Certificate of Incorporation includes limitations on the liability of officers and directors to the Corporation and its shareholders to the fullest extent permitted by New Jersey law.  Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit.

(b)           Indemnification of Directors, Officers, Employees and Agents.  Under Article VI of its Certificate of Incorporation, the Corporation must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders.  No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

(c)           Insurance.  The Corporation maintains insurance policies insuring the Corporation’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference.  The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

3.1	Restated Certificate of Incorporation of Peapack-Gladstone Financial Corporation (Incorporated by reference to Exhibit 3A of the quarterly report on Form 10-Q for the quarter ended March 31, 2008).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Peapack-Gladstone Financial Corporation (Incorporated by reference to Exhibit 3.1 of Form 8-K filed January 12, 2009).

3.3
Certificate of Amendment to the Restated Certificate of Incorporation of Peapack-Gladstone Financial Corporation establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Incorporated by reference to Exhibit 3.2 of Form 8-K filed January 12, 2009).

4	Warrant, dated January 9, 2009, to purchase up to 143,139 shares of Common Stock (Incorporated by reference to Exhibit 4.1 of Form 8-K filed January 12, 2009).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated January 9, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between Peapack-Gladstone and the Treasury (Incorporated by reference to Exhibit 10.1 of Form 8-K filed January 12, 2009).

12	Statement of ratios of earnings to fixed charges (filed herewith).

23.1	Consent of Crowe Horwath LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

23.3	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).

Item 17. Undertakings

(a)        The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Gladstone, State of New Jersey, on the 3rd day of February, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
By:	/s/ Frank A. Kissel
Frank A. Kissel Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank A. Kissel and Arthur F. Birmingham as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank A. Kissel	Chairman, Chief Executive Officer and Director	February 3, 2009
Frank A. Kissel	(Principal Executive Officer)

/s/ Arthur F. Birmingham	Executive Vice President and Chief	February 3, 2009
Arthur F. Birmingham	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

	Director	February 3, 2009
Anthony J. Consi III

/s/ Pamela Hill	Director	February 3, 2009
Pamela Hill

/s/ John D. Kissel	Director	February 3, 2009
John D. Kissel

/s/ James R. Lamb	Director	February 3, 2009
James R. Lamb

	Director	February 3, 2009
Edward A. Merton

/s/ F. Duffield Meyercord	Director	February 3, 2009
F. Duffield Meyercord

/s/ John R. Mulcahy	Director	February 3, 2009
John R. Mulcahy

/s/ Robert M. Rogers	Director	February 3, 2009
Robert M. Rogers

/s/ Philip W. Smith, III	Director	February 3, 2009
Philip W. Smith, III

/s/ Craig C. Spengeman	Director	February 3, 2009
Craig C. Spengeman

INDEX TO EXHIBITS

3.1	Restated Certificate of Incorporation of Peapack-Gladstone Financial Corporation (Incorporated by reference to Exhibit 3A of the quarterly report on Form 10-Q for the quarter ended March 31, 2008).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Peapack-Gladstone Financial Corporation (Incorporated by reference to Exhibit 3.1 of Form 8-K filed January 12, 2009).

3.3
Certificate of Amendment to the Restated Certificate of Incorporation of Peapack-Gladstone Financial Corporation establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Incorporated by reference to Exhibit 3.2 of Form 8-K filed January 12, 2009).

4	Warrant, dated January 9, 2009, to purchase up to 143,139 shares of Common Stock (Incorporated by reference to Exhibit 4.1 of Form 8-K filed January 12, 2009).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated January 9, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between Peapack-Gladstone and the Treasury (Incorporated by reference to Exhibit 10.1 of Form 8-K filed January 12, 2009).

12	Statement of ratios of earnings to fixed charges (filed herewith).

23.1	Consent of Crowe Horwath LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

23.3	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).